Exhibit 99

CONTACT: REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707
Alex Forliti – Director, Finance-Investor Relations
952-806-1767

For Immediate Release

REGIS FIRST QUARTER REVENUES GREW FOUR PERCENT TO $668 MILLION

-First Quarter Total Same-Store Sales Increased 0.9 Percent-

-First Quarter Service Same-Store Sales Increased 2.3 Percent-

MINNEAPOLIS, October 10, 2007 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 4.4 percent in the first quarter of 2008 to a record $668 million, compared to $639 million a year ago. First quarter total same-store sales increased 0.9 percent, falling within the previously issued guidance of 0.0 to 2.0 percent.

“We are very encouraged by our same-store service sales increase of 2.3 percent,” commented Paul D. Finkelstein, Chairman and Chief Executive Officer. “Over the last nine months, we have seen many positive signs that the long hair fashion cycle is turning and if these trends continue, we would expect our same-store service sales to return to historical levels.”

First Quarter Revenues:

	For the Three Months Ended September 30, 2007
	Salons		Beauty	Hair Restoration
	North America	International	Schools	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$407,139	$38,428	$—	$14,150	$459,717
Product	154,833	15,293	—	16,656	186,782
Royalties and fees	10,149	9,559	—	1,317	21,025
Total	$572,121	$63,280	$—	$32,123	$667,524

	For the Three Months Ended September 30, 2006
	Salons		Beauty	Hair Restoration
	North America	International	Schools	Centers	Consolidated
(Dollars in thousands)
Revenues:
Service	$371,199	$33,690	$16,964	$12,699	$434,552
Product	153,908	13,441	2,401	15,175	184,925
Royalties and fees	9,799	8,744	—	1,223	19,766
Total	$534,906	$55,875	$19,365	$29,097	$639,243

On August 1, 2007, Regis Corporation contributed substantially all of its accredited cosmetology schools to Empire Education Group, Inc. Consolidated revenues include beauty school revenue related to July operations prior to the contribution. Such revenues are reported within the North America Salons segment.

First Quarter Same-Store Sales:

For the Three Months Ended September 30,

	2007			2006
	Service	Retail	Total	Service	Retail	Total
Regis Salons	2.3%	2.3%	2.3%	-1.4%	-3.0%	-1.7%
MasterCuts	1.6	-5.8	0.1	-0.7	-0.9	-0.8
Trade Secret	-7.0	-8.0	-7.9	-0.9	-2.6	-2.4
Strip Center Salons	3.6	-3.0	2.8	0.7	0.8	0.7
SmartStyle	3.0	-0.2	1.9	3.6	-1.6	1.7
Domestic Same-Store Sales	2.7%	-3.7%	0.9%	0.5%	-1.9%	-0.2%

International Same-Store Sales	-5.3%	-0.3%	-3.8%	-3.4%	4.6%	-1.1%

Hair Restoration Same-Store Sales	7.4%	8.9%	8.2%

Consolidated Same-Store Sales	2.3%	-2.5%	0.9%	0.2%	-1.4%	-0.3%

International same-store sales for the quarter represent the 12-week period ended September 22, 2007 versus the 12-week period ended September 16, 2006. The Company began including Hair Restoration Centers in its same-store sales calculation beginning with the third fiscal quarter of 2007.

Regis Corporation will announce first quarter 2008 earnings results on October 22, 2007. A conference call discussing first quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

About Regis Corporation

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in beauty salons, hair restoration centers and cosmetology education. As of June 30, 2007, the Company owned, franchised or held ownership interests in over 12,400 worldwide locations. Regis’ corporate and franchised locations operate under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. In addition, Regis maintains ownership interests in Empire Education Group and various other salon concepts such as Cool Cuts 4 Kids, and the Beauty Takashi and Beauty Plaza concepts in Japan. System-wide, these and other concepts are located in the U.S. and in eleven other countries in North America, Europe and Asia. Regis also maintains a 50 percent ownership interest in Intelligent Nutrients, a joint venture that provides a wide variety of certified organic products for health and beauty. For additional information about the company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link:
http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally; price sensitivity; changes in economic conditions; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons that support its growth objectives; the ability of the Company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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